Exhibit (d)(2)

August 28, 2014

Avago Technologies Limited

c/o Avago Technologies U.S. Inc.

350 West Trimble Road, Building 90

San Jose, CA 95131

Ladies & Gentlemen:

In connection with the consideration of a possible transaction (a “Transaction”) involving Emulex Corporation(“A”) and Avago Technologies Limited (“B” and, together with A, the “Participants”), each Participant may provide the other certain Evaluation Material (as defined below). As a condition to each Participant’s furnishing Evaluation Material to the other, each Participant agrees to treat any Evaluation Material in accordance with the provisions of this letter agreement. For purposes of this agreement, the party providing the Evaluation Material will be referred to as the “disclosing party” and the party receiving the Evaluation Material will be referred to as the “receiving party.”

1. Use of Evaluation Material. The receiving party will use the Evaluation Materials only for the purpose of evaluating, negotiating and performing a possible negotiated Transaction, and letters of intent or agreements relating thereto. The receiving party agrees to use the Evaluation Materials for no purpose other than the purposes set forth in the preceding sentence. The receiving party agrees to limit the disclosure of Evaluation Materials to only those employees described in clause (a) below and who are actively involved in evaluating, negotiating or performing a possible negotiated Transaction. The receiving party will safeguard the disclosing party’s Evaluation Material in all material respects to at least the extent that it safeguards its own non-public proprietary information, but in any case using no less than a reasonable degree of care. The receiving party will not voluntarily disclose the Evaluation Material to any third party, except that:

(a) the receiving party may make any disclosure of the Evaluation Material to its or its Affiliates’ directors, officers, employees, agents or advisors (including without limitation attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Representatives”) whom the receiving party reasonably determines need to know the information for the purpose of evaluating, negotiating and performing a possible Transaction (it being understood that the receiving party will inform its Representatives of the confidential nature of the Evaluation Material and will be responsible for its Representatives treating the Evaluation Material in the same manner as the receiving party is required to treat it under this agreement);

(b) Without limiting the generality or effect of any other provision hereof, without the prior written consent of the disclosing party, given or withheld in its sole discretion, (i) the term “Representatives” will not include any debt or equity financing source (other than the receiving party itself) or employee, agent or other representative thereof and (ii) receiving party will not contact any such party for the purpose of making any joint, “club” or other group proposal to or investment in the disclosing party; and

(c) the Evaluation Material may be disclosed in accordance with Paragraphs 3 and 4.

2. Definition of Evaluation Material. For purposes of this letter agreement, the term “Evaluation Material” means (a) all non-public proprietary information concerning the disclosing party (whether prepared by the disclosing party or its Representatives and irrespective of the form of communication and when such communication was made) that is furnished to the receiving party by or on behalf of the disclosing party and (b) all notes, analyses, reports, compilations, studies, interpretations, summaries or other documents prepared by the receiving party that contain, reflect or are based on, in whole or in part, the information so furnished to the receiving party (“Derived Evaluation Material”). The term “Evaluation Material” does not include information that:

(a) is or becomes generally available to the public other than as a result of the disclosure thereof by the receiving party or any of its Representatives or a breach of this letter agreement by receiving party or any of its Representatives;

(b) was within the receiving party’s possession before being furnished to the receiving party by or on behalf of the disclosing party pursuant hereto, provided that the source of the information was not known by the receiving party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party or any other party with respect to that information;

(c) is or becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party, provided that the source of the information was not known by the receiving party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party or any other party with respect to that information; or

(d) is independently developed by the receiving party without use of information disclosed by the disclosing party hereunder.

3. Non-Disclosure of Discussions, Etc. Except as provided in Paragraph 4 of this agreement, without the prior written consent of the other Participant, neither Participant will, and each Participant will cause its Representatives not to, disclose to any other person:

(a) the fact that any Evaluation Material has been made available under this letter agreement;

(b) that discussions or negotiations are taking place concerning a possible Transaction involving the Participants; or

(c) any of the terms, conditions or other facts with respect to a possible Transaction (including the status thereof);

provided, that, if and to the extent that a Participant determines in good faith after consultation with outside counsel that disclosure of any of the foregoing is required by law or the applicable rules of any national securities exchange or interdealer quotation system and subject to such Participant having (x) consulted with the other Participant regarding the form of any such disclosure and (y) provided to the other Participant a reasonable advance opportunity to review the proposed disclosure and comment thereon (but only to the extent such opportunity to review and comment is consistent with applicable law, rule or regulation), such Participant may, without liability under this agreement, disclose that portion of such information that it determined in good faith is required to be disclosed.

4. Required Disclosure. If a receiving party is requested or required (by oral questions, interrogatories, requests for information or documents in a legal proceeding, subpoena, civil investigative demand or other similar process) to disclose any of the disclosing party’s Evaluation Material, the receiving party will endeavor in good faith to provide the disclosing party prompt notice of the request or requirement so that the disclosing party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other similar remedy or the receipt of a waiver by the disclosing party, the receiving party determines, in consultation with outside counsel, in good faith that it is nonetheless required to disclose the Evaluation Material, the receiving party may, without liability under this letter agreement, disclose to the tribunal only that portion of the Evaluation Material that it determines is required to be disclosed so long as the receiving party uses reasonable efforts to preserve the confidentiality of the other Evaluation Material, including without limitation by cooperating with the disclosing party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the other Evaluation Material by the tribunal.

5. Termination of Discussions. If either Participant decides that it does not wish to proceed with a Transaction at any time after the date of this letter agreement, the Participant so deciding will promptly inform the other Participant of that decision. In that case, on the request of a disclosing party for any or no reason, the receiving party will, and will cause its Representatives to, promptly deliver to the disclosing party or destroy all Evaluation Material, including all Derived Evaluation Material (and all copies thereof and extracts therefrom. Notwithstanding anything to the contrary herein: (i) neither Participant nor any of its Representatives will be obligated to erase Evaluation Material of the disclosing party that is contained in an archived computer system backup in accordance with its or their security and/or disaster recovery procedures provided that such archived back-up copy is not accessed and (ii) one copy of the Evaluation Material may be kept for compliance and archival purposes. Compliance with the preceding sentence will be certified in writing by the receiving party as promptly as practicable after the receipt of such notice. Notwithstanding the return or destruction of the Evaluation Material, each Participant and its Representatives will continue to be bound by its obligations of confidentiality and other obligations under this letter agreement.

6. Definitive Agreements. (a) The Participants are sophisticated and are advised and will continue to be advised by experienced counsel and, to the extent they deem appropriate, other advisors in connection with the possible Transaction. Except for the obligations under this letter agreement, no agreement providing for any possible Transaction involving the Participants will be deemed to exist between the Participants until a final Definitive Agreement regarding a Transaction has been executed and delivered. Until a final Definitive Agreement regarding a Transaction between the Participants has been executed and delivered, neither

Participant will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this letter agreement, except for the matters specifically agreed to in this letter agreement. Each Participant reserves the right, in its sole discretion, to terminate discussions and negotiations at any time.

(b) Without limiting the foregoing, each Participant waives any claim or cause of action that it otherwise might assert, including without limitation under common law (including common law fraud, constructive fraud, negligent misrepresentation, detrimental reliance and similar theories) or federal or state securities laws (including without limitation Rule 10b-5 under the Securities Exchange Act of 1934 ), trade regulation or other laws, whether against a Participant or any Representative thereof, by reason of its review of the Evaluation Materials, except for claims or causes of action brought under and subject to the express terms, conditions and limitations of a Definitive Agreement providing for a Transaction.

(c) No Participant will have any claims against the other Participant or any of its Representatives arising out of or relating to any Transaction other than those, if any, arising under this letter agreement or as parties to a Definitive Agreement and then only in accordance with the terms hereof or thereof, as the case may be.

(d) Each Participant understands, acknowledges and agrees that neither the disclosing party nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. Each Participant agrees that neither the disclosing party nor any of its Representatives will have any liability to the receiving party or to any of its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final Definitive Agreement providing for a possible Transaction, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

(e) For purposes of this Paragraph 6, the term “Definitive Agreement” does not include a letter of intent or any other preliminary written agreement, whether or not executed, nor does it include any actual or purported written or verbal acceptance of any offer or proposal, but means a definitive written agreement providing for a Transaction approved by the Board of Directors of each Participant.

7. Standstill. (a) As of the date of this letter agreement, except as previously disclosed in writing, each Participant represents that it does not own beneficially any securities entitled to be voted generally in the election of the other Participant’s directors or any direct or indirect options or other rights to acquire any such securities (“Voting Securities”).

(b) From the date of this letter agreement until the earlier of (y) August 31 , 2015 and (z) a Significant Event (as defined below) (the “Standstill Period”), except within the terms of a specific written request from the other Participant, neither Participant nor any of its Representatives, acting on its behalf, will propose or publicly announce or otherwise disclose an intent to propose, or enter into or agree to enter into, singly or with any other person:

(i) any form of business combination, acquisition or other similar transaction relating to the other Participant or any of its Affiliates;

(ii) any form of restructuring, recapitalization or similar transaction with respect to the other Participant or its Affiliates; or

(iii) any demand, request or proposal to amend, waive or terminate any provision of this letter agreement, nor except as aforesaid during the Standstill Period will a Participant or any of its Representatives, acting as a principal:

(iv) acquire, or offer, propose or agree to acquire, by purchase or otherwise, any Voting Securities;

(v) make, or in any way participate in, any solicitation of proxies with respect to any Voting Securities (including by the execution of action by written consent), become a participant in any election contest with respect to the other Participant, seek to influence any person with respect to any Voting Securities or demand a copy of the other Participant’s list of stockholders or other books and records;

(vi) participate in or encourage the formation of any partnership, syndicate or other group that owns or seeks or offers to acquire beneficial ownership of any Voting Securities or that seeks to affect control of the other Participant or has the purpose of circumventing any provision of this letter agreement;

(vii) otherwise act, alone or in concert with others (including by providing financing for another person), to seek or to offer to control or influence, in any manner, the other Participant’s management, Board of Directors or policies; or (viii) make any proposal or other communication designed to compel the other Participant to make a public announcement thereof in respect of any matter referred to in this letter agreement.

(c) Following the expiration of the Standstill Period, subject to compliance with the confidentiality obligations set forth in this letter agreement and clause (d) below, either Participant may disclose the Residuals to its Representatives who need to know such information to assist such Participant, and may use the Residuals, in each case, solely for the purpose of evaluating, making and attempting to consummate an unsolicited proposal for a business combination transaction involving the Participants notwithstanding the restrictions on use otherwise imposed by this letter agreement. Nothing herein will prohibit a Participant from submitting an offer or indication of interest with respect to a possible Transaction of the types contemplated above on a confidential basis to the other Participant’s Board of Directors, if such offer or indication of interest would not reasonably be expected to require the recipient to make a public announcement regarding such offer or indication of interest.

(d) Securities Laws. Each Participant hereby (a) acknowledges that it is aware (and that its Representatives who are apprised of the matters contemplated hereby are aware or have been or will be advised) that U.S. federal and state laws and other laws and stock exchange rules may prohibit persons with material non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities and (b) agrees not to purchase or sell any securities of the other Participant or make any such communication in violation of or otherwise violate any such law or rule.

(e) Definitions. For purposes of this Paragraph 6, the following terms have the meanings set forth below.

“Residuals” means information that may be retained in the unaided and ordinary memories of the employees of a Participant or its Representatives (without reference to any written or documented (including by electronic or other means) Evaluation Material) who had rightful access to such Evaluation Material pursuant to this letter agreement. The memory of such employees or Representatives is unaided if he or she did not intentionally memorize the information for the purpose of retaining it and later using it or disclosing it to a third party.

“Significant Event” means (a) the commencement by any person or 130 Group (as defined below) of a tender offer or exchange offer to acquire Voting Securities (as defined below) which, if successful, would result in such person or 13D Group owning, when combined with any other Voting Securities owned by such other person or 130 Group, 50% or more of the then outstanding Voting Securities and the applicable Participant, in a filing under applicable securities laws, has recommended acceptance of such tender offer or exchange offer; or (b) the entry by a Participant into a definitive agreement providing for the merger, sale or other business combination transaction with a person other than a Participant under this letter agreement (or any person acting jointly or in concert with them) pursuant to which the outstanding shares of common stock of the Participant would be converted into cash or securities of another person or 130 Group or 50% or more of the then outstanding Voting Securities would be issued to any person or 130 Group, or which would result in all or substantially all of the Participant’s assets being sold to any person or 130 Group.

“13D Group” means, with respect to Voting Securities, any group of persons formed for the purpose of acquiring, holding, voting or disposing of such Voting Securities which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file, and which has filed, a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Securities representing more than 5% of the total combined voting power of the all such Voting Securities then outstanding.

8. No Solicitation. Each Participant agrees that for a period of twelve (12) months from the date of this letter agreement, except within the terms of a specific prior written consent, neither it nor any of its Representatives on its behalf, will directly or indirectly solicit for employment or hire any officer or employee of the other Participant to whom such party has first been introduced or who became known to the Participant in connection with the Participant’s evaluation of a possible Transaction and who is or was employed in a management-level capacity by the disclosing party or any of its subsidiaries; provided, however, that general solicitations for employment (including the nt agenciesuse of employme) not targeting the disclosing party at the direction or request of the receiving party, any of its subsidiaries or any of their respective employees or the employment or engagement of any person who responds to such general solicitation or who first contacts the receiving party or its subsidiaries on his or her own initiative without any solicitation or encouragement by Recipient or its subsidiaries (or any other person acting on their behalf), will not constitute a violation of restriction the foregoing.

9. Coordination of Contacts. Each Participant will and will instruct its Representatives not to, except within the terms of a specific written request from the other Participant or any of its authorized Representatives, initiate contact with any director, officer, employee or person known to the Participant to be a securityholder, partner, joint venturer or contracting party of the other Participant in connection with any matter referred to in this letter agreement. Each Participant agrees that all (a) communications regarding the Transaction, (b) requests for additional information, facility tours or management meetings, and (c) discussions or questions regarding procedures with respect to the Transaction, will be first submitted or directed to the individuals specified on the signature page to this agreement.

10. No Warranty of Accuracy. Each Participant acknowledges that neither it nor any of its Representatives makes any representation or warranty as to the accuracy or completeness of any Evaluation Material furnished to the other Participant. Each Participant agrees that neither the other Participant nor any of its Representatives will have any liability to the Participant or its Representatives resulting from the use of the Evaluation Material, except to the extent set forth in this letter agreement and any Definitive Agreement.

11 . Miscellaneous. No failure or delay by either Participant or any of its Representatives in exercising any right, power or privilege under this letter agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege under this letter agreement. No provision of this letter agreement can be waived , amended or assigned except with the written consent of each Participant, which consent will specifically refer to the provision waived or amended. If any provision of this letter agreement is deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this letter agreement will not in any way be affected or impaired thereby. This letter agreement represents the entire understanding of the parties with respect to the matters referred to in this letter agreement and supersedes all prior or contemporaneous understandings, written or oral, between the parties with respect to the subject matter hereof.

12. Governing Law. This letter agreement is governed by, and will be construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws. Each Participant submits to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan in New York City (“New York Court”) in respect of any action or proceeding arising out of this letter agreement, agrees that venue for any action on this letter agreement will be properly laid in any New York Court and waives any objection to the bringing of any action or proceeding in the venue.

13. Injunctive Relief. Each Participant acknowledges and agrees that money damages would not be a sufficient remedy for any breach of this letter agreement by either Participant or any of its Representatives and that the non-breaching party will be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach and the Participant will not raise the defense of an adequate remedy at law. Such remedies are not to be the exclusive remedies for a breach of this agreement, but will be in addition to all other remedies available at law or equity.

14. Counterparts/Electronic Signatures. This letter agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This agreement may be executed using electronic signatures, may be scanned electronically for delivery and may be delivered by electronic mail or facsimile transmission.

15. Termination. This letter agreement will terminate without further action two years after the date first above written. The termination will not, however, affect the liability of any party for any prior breach of any provision hereof.

16. Certain Definitions. For purposes of this agreement, the term “Affiliate” has the meaning given to that term in Rule 405 under the Securities Act of 1933.

[SIGNATURE PAGE FOLLOWS]

Please confirm your letter agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement will become a binding agreement between the Participants.

Very truly yours, EMULEX CORPORATION

By:	/s/ Jeffrey W. Benck
Jeffrey W. Benck
President and Chief Executive Officer

Contact person for Paragraph 9:

Name: Jeffrey W. Benck Title: President and Chief Executive Officer Email: jeff.benck@emulex.com

[SIGNATURE PAGE CONTINUED ON NEXT PAGE]

Accepted and agreed as of the date first written above:

AVAGO TECHNOLOGIES LIMITED

By:	/s/ Thomas H. Krause Jr.
Name:	Thomas H. Krause Jr.
Title:	VP Corporate Development

Contact person for Paragraph 9:

Name: Thomas H. Krause Jr. Title: VP Corporate Development Email: tom.krause@avagotech.com